INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

    Agreement made the 11th day of December, 1996, by and between KEYSTONE PRECIOUS METALS HOLDINGS, INC. (hereinafter sometimes called the "Fund"), a Delaware corporation, and KEYSTONE INVESTMENT MANAGEMENT COMPANY (hereinafter sometimes called the "Investment Adviser"), a Delaware corporation.

                                 WITNESSETH:
    WHEREAS, the Fund and the Investment Adviser wish to enter into an Agreement setting forth the terms on which the Investment Adviser will perform certain services for the Fund.

    NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund and the Investment Adviser agree as follows:

    1. The Fund hereby employs the Investment Adviser to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of the Board of Directors of the Fund, for the period and on the terms in this Agreement set forth. The Investment Adviser hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth, for the compensation herein provided. The Investment Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

    2. The Investment Adviser, at its own expense, shall furnish to the Fund office space in the offices of the Investment Adviser or in such other place as may be agreed upon by the parties from time to time, and all necessary office facilities, equipment and personnel for managing the investment and reinvestment of the assets of the Fund, and shall arrange, if desired by the Fund, for members of the Investment Adviser's organization to serve without salaries from the Fund as officers or as agents of the Fund. The Investment Adviser assumes and shall pay or reimburse the Fund for: (1) the compensation (if any) of the Directors of the Fund who are affiliated persons (as such term is defined in the Investment Company Act of 1940, as amended) of the Investment Adviser and of all officers of the Fund as such, and (2) all expenses of the Investment Adviser and the Fund incurred for the management of the investment and reinvestment of the assets of the Fund, including any fee for services paid to any Sub-Investment Adviser appointed pursuant to paragraph 6 hereunder. The Fund assumes and shall pay all other expenses of the Fund, including, without limitation: (1) all charges and expenses of any custodian or depository appointed by the Fund for the safekeeping of its cash, securities and other property; (2) all charges and expenses for bookkeeping and auditors; (3) all charges and expenses of any transfer agents and registrars appointed by the Fund; (4) all fees of all Directors of the Fund who are not affiliated persons (as such term is defined in the Investment Company Act of 1940, as amended (the "Act")) of the Investment Adviser or any Sub-Investment Adviser appointed pursuant to paragraph 6 hereunder; (5) all broker's fees, expenses and commissions and issue and transfer taxes chargeable to the Fund in connection with transactions involving securities and other property to which the Fund is a party; (6) all taxes and corporate fees payable by the Fund to federal, state or other governmental agencies; (7) all costs of stock certificates representing shares of the Fund; (8) all fees and expenses involved in registering and maintaining registrations of the Fund and of its shares with the Securities and Exchange Commission and registering or qualifying its shares under state or other securities laws including the preparation and printing of prospectuses for filing with said Commission and other authorities (but not the expense of preparing any sales literature or of printing the same or of printing any prospectus for use in selling Fund shares, which expenses neither party undertakes by this agreement to bear);
(9) all expenses of shareholders' and Directors' meetings and of preparing and printing reports to shareholders dealing with the shareholders; and (10) all charges and expenses of legal counsel for the Fund in connection with legal matters relating to the Fund, including, without limitation, legal services rendered in connection with the Fund's corporate existence, corporate and financial structure and relations with its shareholders, registrations and qualifications of securities under federal, state and other laws, issues of securities and expenses which the Fund has herein assumed. In the event the Investment Adviser provides any services (excluding printing) involved in registering and maintaining registrations of the Fund and of its shares with the Securities and Exchange Commission or any services involved in preparing reports to shareholders, the Fund will promptly reimburse the Investment Adviser therefor on a cost basis.

    The services of the Investment Adviser to the Fund hereunder are not to be deemed exclusive, and the Investment Adviser shall be free to render similar services to others.

    3. As compensation for the Investment Adviser's services during the period of this Agreement, the Fund will pay to the Investment Adviser a fee at the annual rate of 3/4 of 1% of the first $100,000,000, 5/8 of 1% of the next $100,000,000 and 1/2 of 1% of the excess over $200,000,000 of the average of the daily net asset values of the Fund computed as of the close of business on each business day. Such fee shall be reduced by the amount of any compensation paid to the Investment Adviser by or on behalf of the Fund's wholly owned subsidiaries in consideration for services rendered in connection with the investment and reinvestment of the assets of such subsidiaries.

    A pro rata portion of the fee shall be payable in arrears at the end of each calendar month or fiscal quarter of the Fund as the Investment Adviser may from time to time specify in writing to the Fund. If this Agreement terminates other than at the end of a fiscal year of the Fund, any compensation payable hereunder for the period ending with the date of such termination shall be payable upon such termination.

    Notwithstanding the foregoing, the Investment Adviser agrees to bear any expenses of the Fund which would cause the Fund to exceed in any fiscal year the most restrictive expense limitation applicable to the Fund under state law or regulation and agrees to seek and obtain the approval of a majority of the Directors of the Fund who are not interested persons (as that term is defined in the Act) of the Investment Adviser or the Fund before requesting the Fund to withdraw from offering its shares in any state in which the Fund is presently offering its shares.

    4. The Fund shall cause its books and accounts to be audited at least once each year by a reputable, independent public accountant or organization of public accountants who shall render a report to the Fund.

    5. Subject to and in accordance with the Certificate of Incorporation of the Fund, and the Certificate of Incorporation of the Investment Adviser, respectively, it is understood that Directors, officers, agents and shareholders of the Fund are or may be interested in the Investment Adviser (or any successor thereof) as Directors and officers of the Investment Adviser and its affiliates, as stockholders of Keystone Investments, Inc. or otherwise; that Directors, officers and agents of the Investment Adviser and its affiliates, or stockholders of Keystone Investments, Inc. are or may be interested in the Fund as Directors, officers, shareholders or otherwise, that the Investment Adviser (or any such successor) is or may be interested in the Fund as shareholder or otherwise; and that the effect of any such adverse interests shall be governed by said Certificate of Incorporation of the Fund and Certificate of Incorporation of the Investment Adviser, respectively.

    6. The Investment Adviser may enter into an agreement to retain at its own expense any other firm or firms to provide the Fund investment advisory services, if such agreement is approved by a vote of a majority of the outstanding voting securities of the Fund and by the vote of a majority of the Directors of the Fund who are not parties to such agreement or interested persons (as that term is defined in the Act) of the Fund or of any such party, cast in person at a meeting called for the purpose of voting on such approval.

    7. This Agreement shall continue in effect after December 10, 1998, only so long as (1) such continuance is specifically approved at least annually by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Fund, and (2) such renewal has been approved by the vote of a majority of Directors of the Fund who are not interested persons (as that term is defined in the Act) of the Investment Adviser or of the Fund, cast in person at a meeting called for the purpose of voting on such approval.

    8. On sixty days' written notice to the Investment Adviser, this Agreement may be terminated at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund; and on ninety days' written notice to the Fund, this Agreement may be terminated at any time, without the payment of any penalty, by the Investment Adviser. This Agreement shall automatically terminate upon its assignment (as that term is defined in the Act). Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed prepaid, to the other party at any office of such party.

    9. This Agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of the Fund shall have been approved by a vote of a majority of the outstanding voting securities of the Fund. A "majority of the outstanding voting securities of the Fund" shall have, for all purposes of this Agreement, the meaning provided therefor in the Act.

    10. Any compensation payable to the Investment Adviser hereunder or any reimbursement by the Investment Adviser of expenses of the Fund pursuant to paragraph 3 above for any period other than a full year shall be proportionately adjusted.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.


                                    KEYSTONE PRECIOUS METALS HOLDINGS, INC.
                                    By:
                                        --------------------------------------
                                        Name:  GEORGE S. BISSELL
                                        Title:  Chairman of the Board

                                    KEYSTONE INVESTMENT MANAGEMENT
                                      COMPANY
                                    By:
                                        --------------------------------------
                                        Name:  ROSEMARY D. VAN ANTWERP
                                        Title:  Senior Vice President